Inuvo Announces Preliminary Year-Over-Year Revenue Growth of 63% for the Second Quarter 2021

LITTLE ROCK, Ark., July 7, 2021 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today announced preliminary unaudited revenue for the second quarter of 2021 totaling approximately $12.4 million, an increase of 63%, as compared to the second quarter of 2020. IntentKey revenue is expected to have increased during the second quarter of 2021 by approximately 40% year-over-year.

Rich Howe, Chief Executive Officer of Inuvo, commented, “As we head into the second half of the year, which is typically our seasonally better half, the performance of the business across both the IntentKey and ValidClick in Q2 sets the stage for continued growth throughout 2021. ValidClick’s current largest client, a top 5 company in the world, grew over 400% YOY and the IntentKey added 10 new clients in Q2.”

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies based on powerful, anonymous, and proprietary consumer intent signals for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Inuvo, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our other filings with the SEC. Additionally, forward-looking statements are subject to certain risks, trends, and uncertainties, including the continued impact of COVID-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events, or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
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KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

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